EXHIBIT 10.8

SEVERANCE AGREEMENT AND GENERAL RELEASE

The Severance Agreement and General Release (hereinafter “Agreement” or “Severance Agreement”) is made and entered into this 31st day of December, 2008 by and between Michael A. Jessee (“Mr. Jessee”) and Federal Home Loan Bank of Boston (“FHLBB” or “the Employer”).

WHEREAS, Mr. Jessee presently serves as the President of FHLBB; and

WHEREAS FHLBB and Mr. Jessee have reached an agreement pursuant to which Mr. Jessee will resign his employment with FHLBB in exchange for certain considerations;

NOW, therefore, in consideration of the severance compensation provided to Mr. Jessee, the mutual covenants herein set forth,  and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Mr. Jessee, and FHLBB hereby agree as follows:

1.             Termination of Employment:    Mr. Jessee agrees that he will execute the resignation letter attached hereto as Exhibit A effective April 30, 2009 (the “Termination Date”) upon execution of this Agreement.  This Agreement confirms that as of the Termination Date Mr. Jessee will have resigned from his position as President of FHLBB and any and all other positions that he may hold as an officer or director of FHLBB, and any industry committees, panels or forum for which he represents FHLBB.  A form of resignation is attached hereto as Exhibit A.

2.             Continuing Responsibilities:    Mr. Jessee agrees that from the date of the execution of this Agreement through April 30, 2009 he will work diligently and in good faith to (a) perform his duties as President of FHLBB, (b) comply with all federal and state laws, rules, regulations and guidelines governing the operations of FHLBB, (c) comply with all policies, regulations, and practices of FHLBB and (d) comply with all directives from the Board of Directors of FHLBB.  Mr. Jessee further agrees (a) to work diligently and in good faith to effect a smooth transition with his successor as President of FHLBB and (b) not to approve any expenses for the 2009 year without the approval of the Chairman of the Board of Directors or the Chair of the Compensation Committee.

3.             Return of Property:    Mr. Jessee agrees that by the end of the work day on April 30, 2009 he will return to FHLBB all FHLBB property in his possession including a laptop computer, cell phone, all FHLBB documents, and keys.  Mr. Jessee further agrees that he will not delete any FHLBB information on the laptop computer or his desk top computer at work and will provide FHLBB with any pass words necessary for FHLBB to access all FHLBB information on the computers, including emails.

4.             Workers Compensation Statement:    Mr. Jessee agrees that by the end of the work day on April 30, 2009 he will execute the Workers Compensation statement attached hereto as Exhibit B as part of this Agreement.

5.             Execution of General Release:    Mr. Jessee agrees that at the end of the work day on April 30, 2009 he will re-execute the General Release attached hereto as Exhibit C.

6.             No Filings:    Mr. Jessee confirms that he has filed no charge, complaint, or action in any forum against FHLBB or its officers, directors or employees, including in any city, state or federal court or administrative agency.

7.             Confidential Information:    Mr. Jessee acknowledges that during the term of his employment with FHLBB, he has had access to proprietary information of FHLBB.  Mr. Jessee understands and agrees that he is bound to keep said information confidential after his termination of employment.

8.             Consideration and Benefits to Mr. Jessee:    Mr. Jessee will be provided with the following benefits:

(a)  During the transition period from the execution of this Agreement through April 30, 2009 (“Transition Period”), Mr. Jessee will receive his present salary and benefits, minus his normal deductions for taxes.  He will continue during the transition period to accrue benefits and to be subject to the benefit plans to which he is entitled according to the terms of the respective benefit plan documents of FHLBB including the Pentegra Defined Benefit Plan, Pension Benefit Equalization Plan, Pentegra Defined Contribution Plan, and Thrift Benefit Equalization Plan.

(b)  On April 30, 2009, Mr. Jessee will be paid for all vacation time that he has accrued to that date but has not used, minus normal tax withholdings.

(c)  During the eighteen (18) months from May 1, 2009 through October 31, 2010 (the “severance pay period”), FHLBB shall provide Mr. Jessee with salary continuation at his current base rate of pay.  The severance payments shall be paid through FHLBB’s normal payroll, minus normal deductions for taxes.  Should Mr. Jessee die during the severance pay period, all unpaid amounts shall be paid to his estate.  Mr. Jessee shall not accrue any benefits during the severance pay period.

(d)  FHLBB shall continue to provide Mr. Jessee with the same coverage that he presently is provided under FHLBB’s group health plan until Mr. Jessee reaches 65 years of age.  FHLBB shall continue to pay the same percentage of the insurance premium for the coverage as presently provided to Mr. Jessee.  The coverage will be provided under COBRA for the first eighteen (18) months after the termination of Mr. Jessee’s employment.  Thereafter, FHLBB shall use its good faith efforts to have Mr. Jessee continue the same coverage under FHLBB’s group health plan.  If the carrier for FHLBB’s group health plan does not permit Mr. Jessee to continue his coverage under the group health plan, Mr. Jessee will be responsible for obtaining replacement coverage and FHLBB shall pay as a contribution to Mr. Jessee’s premiums on a monthly basis an amount equal to the net after tax premium presently paid by FHLBB for Mr. Jessee’s current coverage until Mr. Jessee reaches 65 years of age.

(e)  Mr. Jessee will be eligible for a potential bonus under the 2008 Executive Incentive Plan.

(f)   During the transition period, Mr. Jessee will be entitled to participate in the benefits provided to him under the personnel policies of the FHLBB including medical and life insurance coverage according to the terms of the policies.

(g)  FHLBB shall provide Mr. Jesse with a new computer of his choice, not to exceed $ 2,500.00  in cost.

(h)  FHLBB shall provide to Mr. Jesse a payment of $5,000 to defray any professional fees incurred in the review of this Agreement.  Payment will be made within five days following expiration of the revocation period referenced in Section 15 below provided Mr. Jessee has not revoked this Agreement.

9.             Non-Disparagement.    The FHLBB agrees that it will not, directly or indirectly, disparage Mr. Jessee or to do or say anything that will otherwise harm his personal or professional reputation.  Mr. Jessee agrees that he will not, directly or indirectly, disparage FHLBB or any of the people, products or organizations associated with FHLBB, including without limitation the officers, directors and shareholders of FHLBB, and that he will not, directly or indirectly, otherwise do or say anything that could disrupt the morale of the employees of FHLBB or otherwise harm FHLBB’s business or reputation.  Nothing herein shall preclude Mr. Jessee or FHLBB, however, from responding truthfully as required by lawful process, summons or subpoena or disclosing such information as may be required by any regulatory agency or the securities laws in connection with any disclosure obligations or otherwise as may be required by applicable law.

10.           No Admissions.    This Agreement shall not be construed as any admission by Mr. Jessee or FHLBB that either violated any common law or statutory rights enjoyed by the other party or in any way breached any contractual obligations either had to one another.

11.           Public Announcement.    Mr. Jessee and FHLBB agree that they will draft together a joint announcement regarding the termination of Mr. Jessee’s employment with FHLBB.

11.           Binding Effect.    This Severance Agreement and General Release shall inure to the benefit of, and be binding upon, the parties and their respective representatives, agents, executors, heirs, successors and assigns.

12.           Confidentiality.    Mr. Jessee agrees to keep the terms and amount of

severance benefits under the Agreement completely confidential, and not to disclose any such matters to anyone, in words or in substance, except as set forth in the section.  Notwithstanding the foregoing, Mr. Jessee may disclose such matters (a) to his spouse, attorney, financial advisors, and accountant, provided that he shall first obtain any such person’s agreement to keep any such matters completely confidential; and (b) to the extent required by law or to the extent necessary to enforce Mr. Jessee’s rights under the Agreement.  FHLBB agrees that it will not disclose the terms of the Agreement to any person, externally or internally, except on a strict need-to-know basis only to the extent necessary to further a specific and legitimate business interest of FHLBB, or to the extent required by law or to the extent necessary to enforce rights under the Agreement.

13.           Transition; Cooperation.  Mr. Jessee agrees during the severance pay period to be available at mutually convenient times and by telephone or email to answer informational questions FHLBB may have about its business, records, past transactions and other matters, and reasonably to assist FHLBB to transfer business knowledge and to transition to other persons the tasks for which he have been responsible during his employment with the FHLBB.  He also agrees reasonably to assist FHLBB hereafter with respect to all matters arising during or related to his employment, including but not limited to matters in connection with any prosecution of intellectual property rights, litigation or similar process, governmental investigation, or other proceeding or process which may arise following the date of this Agreement.

14.           Entire Agreement.    The Severance Agreement and General Release sets forth the entire agreement between the parties pertaining to the subject matter hereof.   All prior and contemporaneous conversations, negotiations, proposals, representations, covenants, and warranties with respect to the subject matter of this Agreement, whether oral or written, are merged herein and superseded by this Agreement.  Neither party is relying on any statement, representation or understanding not contained herein.  This Agreement may be amended only by a written instrument which is signed by both parties hereto and which specifically states that it is an amendment to this Agreement.  No waiver of any right hereunder shall be valid unless in a writing signed by the waiving party.  No failure or other delay by any party exercising any right, power, or privilege hereunder shall be or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

15.           Compliance with OWBPRA.    Mr. Jessee acknowledges that he has been given the opportunity, if he so desires, to consider the Severance Agreement and General Release for twenty-one (21) days before executing it.   In the event that he executes the Severance Agreement and General Release within less than twenty-one (21) days of the date of its delivery to him, Mr. Jessee acknowledges that such decision was entirely voluntary and that he had the opportunity to consider the Severance Agreement and General Release for the entire twenty-one day (21) period.  FHLBB and Mr. Jessee acknowledge that for a period of seven (7) days from the date of the execution of the Severance Agreement and General Release, Mr. Jessee shall retain the right to revoke the Agreement by written notice to Douglas F. Seaver, Esq., Hinckley, Allen & Snyder LLP,

28 State Street, Boston, Massachusetts 02109; and that the Severance Agreement and General Release shall not become effective or enforceable until the expiration of such revocation period, and that no payments or actions called for by FHLBB under the Severance Agreement and General Release shall be made until the expiration of such revocation period.

16.           Acknowledgment.    Each of the parties specifically acknowledges and certifies that he or it has read each and every term and provision of the Severance Agreement and General Release, that he or it has had the opportunity to thoroughly discuss all aspects of the Severance Agreement and General Release with legal counsel, and that he or it fully understands the terms and conditions of the Severance Agreement and General Release, including but not limited to the Release set forth herein, and that he or it is freely and voluntarily entering into the Severance Agreement and General Release.

17.           Signing of Counterparts.    This Severance Agreement and General Release may be signed in counterparts, each of which will be considered an original and together shall constitute one agreement.

18.           Dispute Resolution.    Any and all disputes arising out of or relating to the interpretation and enforcement of this Agreement shall be arbitrated before a single arbitrator in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  Notwithstanding the foregoing to the contrary, for the purposes of obtaining any preliminary injunction or other equitable relief, either party to this Agreement may file an action in a court of law to seek a stay, injunction or other similar form of equitable relief to preserve the rights and remedies of the parties during the pendency of any arbitration dispute.  The decision of the arbitrator shall be binding upon the parties hereto.  The arbitrator shall be empowered to award any permanent injunction or other form of equitable remedy.  The arbitrator shall also have the power to award the expense of the arbitration, including, without limitation, the award of reasonable attorneys’ fees to the prevailing party or in any other manner as the arbitrator may determine.  The decision of the arbitrator shall be executory and judgment thereon may be entered by any court of competent jurisdiction, and both parties hereby submit to the personal jurisdiction of courts located within Suffolk County of the Commonwealth of Massachusetts, and agree that all such proceedings will be brought exclusively in such courts.  The parties hereby agree to waive their right to have any dispute between them under this Agreement in a court of law by a judge or a jury.

19.           Headings and Captions.    The headings and captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

20.           Governing Law.    The Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Massachusetts, without regard to its conflict of laws rules.  The federal and state courts in Massachusetts shall have exclusive jurisdiction and venue for all actions with respect to the Agreement, and each party agrees to service of process by the mails in accordance with applicable court rules.  I UNDERSTAND THAT MY RIGHT TO RECEIVE BENEFITS SET FORTH IN THIS AGREEMENT IS SUBJECT TO MY COMPLIANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND THAT I WOULD NOT RECEIVE SEVERANCE PAY BUT FOR MY EXECUTION OF THIS SEPARATION AGREEMENT AND RELEASE.

                21.           Section 409A.    Each payment of salary continuation during the separation pay period shall be treated as a right to receive a series of separate and distinct payments.  As a “Specified Employee”  (as defined in Section 409A), Mr. Jessee acknowledges that if any restrictions imposed upon Specified Employees preclude him from receiving all or any portion of payments hereunder during the six (6) month period following the Termination Date, such payments shall not be paid until the date which is the first business day after said six (6) month period has elapsed, and any amounts so delayed shall be paid in a lump sum immediately upon conclusion of said six (6) month period.

IN WITNESS WHEREOF, the parties have executed the Severance Agreement and General Release as of the day and year first above written, intending the document to take effect as a sealed instrument.

/s/ Michael A. Jessee	/s/ Jan A. Miller
Michael A. Jessee	Federal Home Loan Bank of Boston
	By:	Jan A. Miller
Director

EXHIBIT A

December  , 2009

Chairman

Board of Directors

Federal Home Loan Bank of Boston

111 Huntington Avenue

Boston, MA

RE:          Resignation of Employment

Dear                   :

I hereby resign my employment and all positions with FHLBB effective April 30, 2009.

Sincerely,

Michael A. Jessee

EXHIBIT B

ILLNESS/INJURY REPORT

MASSACHUSETTS LAW REQUIRES THAT YOU REPORT ALL ILLNESS OR INJURIES TO THE FHLBB IMMEDIATELY.  THEREFORE, IF YOU HAD A WORK RELATED ILLNESS/INJURY THAT YOU NEGLECTED TO REPORT, PLEASE DO SO NOW SO THAT WE CAN COMPLY WITH THE MASSACHUSETTS LABOR CODE.

PLEASE NOTE THAT ANY MEDICAL TREATMENT YOU RECEIVE PRIOR TO NOTIFYING FEDERAL HOME LOAN BANK OF BOSTON WILL NOT BE PAID BY THE INSURANCE FHLBB AND YOU WILL BE RESPONSIBLE FOR THE BILLS.

☐	Yes, I have an illness/injury to report.

☐

No, I do not have an industrial illness/injury to report. Further more, I hereby state that: (a) I am presently not ill, injured, or in need of treatment due to an occupational illness/injury and certify that I have reported all work related illnesses and injuries to you; (b) I have not received or sought medical treatment regarding any work-related activity with the FH LBB; and (c) I am not ill or injured, and am not in need of treatment.

Employee’s
Name:

Employee’s
Signature:

Date:

Witness:

EXHIBIT C

GENERAL RELEASE

As a material inducement for FHLBB to enter into this Agreement, Mr. Jessee hereby irrevocably and unconditionally remises, releases and forever discharges FHLBB and its staff, officers, owners, directors, employees and insurers and all of their predecessors, successors, and assigns, both personally and as its agents, (the “Releasees”), of and from any and all debts, demands, actions, causes of actions, suits, accounts, covenants, contracts, agreements, damages, and any and all claim, counterclaims, demands, and liabilities whatsoever of every name and nature, both in law and in equity, which against the said Releasees, Mr. Jessee, now has or ever had from the beginning of the world to the date hereof.  Mr. Jessee hereby acknowledges and agrees that the foregoing Release is intended as a full and complete release of all foregoing claims that he may or might have, and in accepting the payment by FHLBB of the severance pay and benefits as set forth herein above, he does so in full settlement of any and all such claims, and he intends to and does hereby release all of the Releasees of and from any and all liability of any nature whatsoever for all damages or injuries sustained or alleged to have been sustained by him up to this date, specifically including all expenses to which he may have been put, including attorney’s fees, and also including all consequential damages to him, whether the same may be known or unknown to him, expected or unexpected by her, and all claims including but not limited to, any claim under M.G.L. c. 151; Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, M.G.L. c. 151B, the Americans with Disabilities

Act, and claims for misrepresentation, breach of contract, bad-faith termination, and or attorneys’ fees.

This release, however, shall not apply to the following: a) any claim to enforce, or for breach of, the Severance Agreement and General Release; b) any claim for indemnification and defense pursuant to any FHLBB policy, such as its by-laws, or any insurance policy it holds; c) any claim for vested benefits under any Employee Retirement Income Security Act (ERISA) plan, or any employee welfare benefit plan; d) any claim for Workers’ Compensation benefits; e) any claim for unemployment assistance benefits; or f) any claim for extended health insurance benefits under COBRA.  Nothing in the Agreement shall preclude Mr. Jessee from communicating with, or cooperating with any investigation of unfair or illegal employment practices by, the United States Equal Employment Opportunity Commission or any other government agency charged with enforcement of laws pertaining to the regulation of the workplace.

Date:  April 30, 2009

Michael A. Jessee